                            EXHIBIT 99.1
News Release

13320 Ballantyne Corporate Place Suite D
Charlotte, NC 28277
Immediate Release

Columbus McKinnon Sales Increased 7%
for First Quarter Fiscal Year 2024

CHARLOTTE, NC, August 2, 2023 - Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer, manufacturer and marketer of intelligent motion solutions for material handling, today announced financial results for its fiscal year 2024 first quarter, which ended June 30, 2023. Results include the addition of montratec®, which was acquired on May 31, 2023 ("the acquisition").

First Quarter Highlights (compared with prior-year period, except where otherwise noted)

•Strong orders in quarter of $257.0 million with book-to-bill ratio of 1.1x
•Record backlog of $355.3 million includes $23.4 million from the acquisition
•Sales of $235.5 million for first quarter fiscal 2024 increased 7%
•Gross margin expanded 90 basis points sequentially to 36.8%
•Paid down $10 million in debt; net debt leverage ratio at 2.9x1; plan to pay down $40 million in debt in fiscal 2024
•Expect to surpass $1 billion in revenue in fiscal 2024; on track to achieve fiscal 2027 targets

David J. Wilson, President and CEO, commented, “Our first quarter results further demonstrate the progress we are making with the transformation of Columbus McKinnon into a higher growth, stronger margin business. Sales grew 7%, driven by strength in EMEA and APAC, and strong automation and linear motion sales in the Americas. This growth more than offset year-over-year shifts in e-commerce demand. We are encouraged by our end market activity and the progress we are making as an organization. We are focusing resources on end markets and opportunities with strong secular tailwinds such as life sciences, EVs, and industrial automation. Within this framework, we are driving to increase market share and capitalize on these favorable megatrends. Additionally, our continued efforts to simplify the business, manage costs and drive efficiencies underpin our sequential gross margin improvement.”

He added, “In our first month of ownership, the montratec acquisition contributed $2.7 million in sales. We are excited about the technology and opportunities that montratec adds to our precision conveying portfolio. We expect strong growth out of the business and look to further its potential, especially as we broaden exposure in the U.S. market. It is important to note that we successfully completed the refinancing of our debt related to the acquisition. This effort resulted in lower cost debt and eliminated the need for testing compliance with our financial covenant. Notably, with our debt reduction plans and growth for the year, we expect to reduce our net debt leverage ratio to under 2.5x1 by the end of the fiscal year.”
1 On a financial covenant basis per Amended and Restated Credit Agreement

Columbus McKinnon Sales Increased 7% for First Quarter Fiscal Year 2024

August 2, 2023
First Quarter Fiscal 2024 Sales

($ in millions)	Q1 FY 24	Q1 FY 23	Change	% Change
Net sales	$235.5	$220.3	$15.2	6.9%
U.S. sales	$136.1	$138.7	$(2.6)	(1.9)%
% of total	58%	63%
Non-U.S. sales	$99.4	$81.6	$17.8	21.8%
% of total	42%	37%

For the quarter, sales increased $15.2 million, or 6.9%. The acquisition contributed $2.7 million, or 1.2%, in sales. Sales outside the U.S. were driven by increased volume of $13.5 million, or 16.5%, price improvement of $1.4 million, or 1.7%, $2.6 million of sales related to the acquisition, as well as favorable foreign currency translation of $0.3M. In the U.S., price improved $7.1 million, or 5.1%, while volume decreased $9.8 million, or 7.1%.

First Quarter Fiscal 2024 Operating Results

($ in millions)	Q1 FY 24	Q1 FY 23	Change	% Change
Gross profit	$86.6	$82.5	$4.1	5.0%
Gross margin	36.8%	37.5%	(70) bps
Adjusted gross profit*	$86.8	$82.5	$4.3	5.2%
Adjusted gross margin*	36.9%	37.5%	(60) bps
Income from operations	$21.4	$22.8	$(1.4)	(6.0)%
Operating margin	9.1%	10.4%	(130 bps)
Adjusted income from operations*	$25.8	$24.6	$1.2	4.9%
Adjusted operating margin*	10.9%	11.1%	(20) bps
Net income (loss)	$9.3	$8.4	$0.9	10.5%
Net income (loss) margin	3.9%	3.8%	10 bps
Diluted EPS	$0.32	$0.29	$0.03	10.3%
Adjusted EPS*	$0.62	$0.69	$(0.07)	(10.1)%
Adjusted EBITDA*	$36.6	$35.0	$1.6	4.6%
Adjusted EBITDA margin*	15.6%	15.9%	(30) bps
*Adjusted gross profit, adjusted gross margin, adjusted income from operations, adjusted operating margin, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. See accompanying discussion and reconciliation tables in this release regarding adjusted operating income, adjusted operating margin, adjusted EPS, and the reconciliation of GAAP net income (loss) to adjusted EBITDA.

Adjusted earnings per diluted share of $0.62 excludes amortization of intangible assets related to acquisitions. The Company believes this better represents its inherent earnings power and cash generation capability.

Second Quarter Fiscal 2024 Outlook

Columbus McKinnon expects second quarter fiscal 2024 sales of approximately $250 million to $260 million at current exchange rates.

Mr. Wilson concluded, “We had a solid start to the year with 5% sequential order growth, 7% year-over-year sales growth and sequential gross margin improvement that supports our objective to expand gross margin by 50 to 100 basis points for the year. Demand for our products and solutions combined with progress we are making to improve our customers’ experience are reflected in the over $500 million of new business we have booked in the last six months. This, along with the addition of montratec, drove record backlog of $355 million, further reinforcing our expectation to exceed $1 billion in revenue in fiscal 2024. Fundamentally, we are gaining more traction with our strategy to be the global leader of intelligent motion solutions for material handling and believe our results demonstrate this progress.”

Columbus McKinnon Sales Increased 7% for First Quarter Fiscal Year 2024

August 2, 2023
Teleconference/webcast
Columbus McKinnon will host a conference call and live webcast today at 10:00 AM Eastern Time, at which management will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at investors.cmco.com/. A question-and-answer session will follow the formal discussion.

The conference call can be accessed by dialing 412-317-6026. The listen-only audio webcast can be monitored at investors.cmco.com/. The telephonic replay will be available from 1:00 PM Eastern Time on the day of the call through Wednesday, August 9, 2023. To listen to the archived call, dial 412-317-6671 and enter the conference ID number 10180167. Alternatively, an archived webcast of the call can be found on the Company’s website and a transcript of the call will be posted there once available.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that move the world forward and improve lives by efficiently and ergonomically moving, lifting, positioning, and securing materials. Key products include hoists, crane components, precision conveyor systems, rigging tools, light rail workstations, and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.cmco.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning expected growth, future sales and EBITDA margins, and future potential to deliver results; the execution of its strategy and further transformation of the Company with stronger growth, less cyclicality and higher margins, and achievement of certain goals. These statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the impact of supply chain challenges and inflation, the ability of the Company to scale the organization, achieve its financial targets including revenue and adjusted EBITDA margin, and to execute CMBS and the Core Growth Framework; global economic and business conditions affecting the industries served by the Company and its subsidiaries including COVID-19; the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the ability to expand into new markets and geographic regions, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded as current plans, estimates and beliefs. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Executive Vice President - Finance and CFO	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial tables follow.

Columbus McKinnon Sales Increased 7% for First Quarter Fiscal Year 2024

August 2, 2023
COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	June 30, 2023	June 30, 2022	Change
Net sales	$235,492	$220,287	6.9%
Cost of products sold	148,843	137,768	8.0%
Gross profit	86,649	82,519	5.0%
Gross profit margin	36.8%	37.5%
Selling expenses	24,981	26,156	(4.5)%
% of net sales	10.6%	11.9%
General and administrative expenses	27,443	21,881	25.4%
% of net sales	11.7%	9.9%
Research and development expenses	5,900	5,130	15.0%
% of net sales	2.5%	2.3%
Amortization of intangibles	6,877	6,535	5.2%
Income from operations	$21,448	$22,817	(6.0)%
Operating margin	9.1%	10.4%
Interest and debt expense	8,625	6,203	39.0%
Investment (income) loss	(543)	430	NM
Foreign currency exchange (gain) loss	483	1,203	(59.9)%
Other (income) expense, net	214	(2,303)	NM
Income (loss) before income tax expense (benefit)	$12,669	17,284	(26.7)%
Income tax expense (benefit)	3,394	8,893	(61.8)%
Net income (loss)	$9,275	$8,391	10.5%

Average basic shares outstanding	28,662	28,544	0.4%
Basic income (loss) per share	$0.32	$0.29	10.3%

Average diluted shares outstanding	28,906	28,699	0.7%
Diluted income (loss) per share	$0.32	$0.29	10.3%

Columbus McKinnon Sales Increased 7% for First Quarter Fiscal Year 2024

August 2, 2023
COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2023	March 31, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$106,994	$133,176
Trade accounts receivable	$165,050	$151,451
Inventories	$204,747	$179,359
Prepaid expenses and other	$37,435	$32,254
Total current assets	$514,226	$496,240

Property, plant, and equipment, net	$98,372	$94,360
Goodwill	$731,953	$644,629
Other intangibles, net	$409,541	$362,537
Marketable securities	$10,253	$10,368
Deferred taxes on income	$2,145	$2,035
Other assets	$93,019	$88,286
Total assets	$1,859,509	$1,698,455

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$77,378	$76,736
Accrued liabilities	$145,927	$124,317
Current portion of long-term debt and finance lease obligations	$40,619	$40,604
Total current liabilities	$263,924	$241,657

Term loan, AR securitization facility and finance lease obligations	$539,150	$430,988
Other non current liabilities	$209,478	$192,013
Total liabilities	$1,012,552	$864,658

Shareholders’ equity:
Common stock	$287	$286
Treasury stock	$(1,001)	$(1,001)
Additional paid in capital	$516,197	$515,797
Retained earnings	$366,033	$356,758
Accumulated other comprehensive loss	$(34,559)	$(38,043)
Total shareholders’ equity	$846,957	$833,797
Total liabilities and shareholders’ equity	$1,859,509	$1,698,455

Columbus McKinnon Sales Increased 7% for First Quarter Fiscal Year 2024

August 2, 2023
COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Three Months Ended
	June 30, 2023	June 30, 2022
Operating activities:
Net income (loss)	$9,275	$8,391
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	$10,890	$10,469
Deferred income taxes and related valuation allowance	$(1,825)	$1,272
Net loss (gain) on sale of real estate, investments and other	$(467)	$485
Stock-based compensation	$1,981	$751
Amortization of deferred financing costs	$483	$430
Loss (gain) on hedging instruments	$231	$(192)
Loss on retirement of fixed asset	$—	$173
Non-cash lease expense	$2,389	$2,139
Changes in operating assets and liabilities, net of effects of business acquisitions:
Trade accounts receivable	$(7,649)	$11,265
Inventories	$(19,214)	$(21,467)
Prepaid expenses and other	$(2,800)	$359
Other assets	$(636)	$(143)
Trade accounts payable	$1,718	$(15,720)
Accrued liabilities	$(8,668)	$(6,938)
Non-current liabilities	$(2,955)	$(2,451)
Net cash provided by (used for) operating activities	$(17,247)	$(11,177)

Investing activities:
Proceeds from sales of marketable securities	$1,100	$650
Purchases of marketable securities	$(906)	$(1,226)
Capital expenditures	$(5,273)	$(2,953)
Purchases of businesses, net of cash acquired	$(107,605)	$(1,616)
Dividend received from equity method investment	$—	$313
Net cash provided by (used for) investing activities	$(112,684)	$(4,832)

Financing activities:
Proceeds from the issuance of common stock	$225	$415
Repayment of debt	$(10,143)	$(10,128)
Proceeds from issuance of long-term debt	$120,000	$—
Fees paid for borrowings on long-term debt	$(2,046)	$—
Cash inflows from hedging activities	$6,053	$6,163
Cash outflows from hedging activities	$(6,298)	$(6,022)
Payment of dividends	$(2,004)	$(1,996)
Other	$(1,802)	$(1,313)
Net cash provided by (used for) financing activities	$103,985	$(12,881)

Effect of exchange rate changes on cash	$(236)	$(840)

Net change in cash and cash equivalents	$(26,182)	$(29,730)
Cash, cash equivalents, and restricted cash at beginning of year	$133,426	$115,640
Cash, cash equivalents, and restricted cash at end of period	$107,244	$85,910

Columbus McKinnon Sales Increased 7% for First Quarter Fiscal Year 2024

August 2, 2023
COLUMBUS McKINNON CORPORATION
Q1 FY 2024 Sales Bridge

	Quarter
($ in millions)	$ Change	% Change
Fiscal 2023 Sales	$220.3
Acquisition	2.7	1.2%
Volume	3.7	1.7%
Pricing	8.5	3.9%
Foreign currency translation	0.3	0.1%
Total change	$15.2	6.9%
Fiscal 2024 Sales	$235.5

COLUMBUS McKINNON CORPORATION
Q1 FY 2024 Gross Profit Bridge

($ in millions)	Quarter
Fiscal 2023 Gross Profit	$82.5
Price, net of material cost inflation	6.5
Sales volume and mix	(1.1)
Acquisition	0.8
Current year business realignment costs	(0.2)
Productivity and other cost changes	(2.0)
Foreign currency translation	0.1
Total change	4.1
Fiscal 2024 Gross Profit	$86.6

U.S. Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 24	63	62	61	62	248

FY 23	63	64	60	63	250

Columbus McKinnon Sales Increased 7% for First Quarter Fiscal Year 2024

August 2, 2023
COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	June 30, 2023		March 31, 2023		June 30, 2022
($ in millions)
Backlog	$355.3		$308.7		$351.6
Long-term backlog
Expected to ship beyond 3 months	$177.3		$142.0		$162.8
Long-term backlog as % of total backlog	49.9%		46.0%		46.3%

Trade accounts receivable
Days sales outstanding (2)	62.9	days	54.3	days	54.9	days

Inventory turns per year (2)
(based on cost of products sold)	2.9	turns	3.6	turns	2.9	turns
Days' inventory	125.9	days	101.4	days	125.4	days

Trade accounts payable
Days payables outstanding (2)	53.3	days	53.3	days	58.6	days

Working capital as a % of sales (2)(3)	21.4%		17.3%		19.9%

Net cash provided by (used for) operating activities	$(17.2)		$66.7		$(11.2)
Capital expenditures	$5.3		$3.1		$3.0
Free cash flow (1)	$(22.5)		$63.6		$(14.1)

Debt to total capitalization percentage	40.6%		36.1%		39.3%

Debt, net of cash, to net total capitalization	35.8%		28.9%		34.9%

(1) Free cash flow is defined as cash from operations less capital expenditures. Free cash flow is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP, and may not be comparable with the measures as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information, such as free cash flow, is important for investors and other readers of the Company’s financial statements.
Components may not add due to rounding.
(2)June 30, 2023, March 31, 2023, and June 30, 2022 figures exclude the impact of the acquisition of montratec.
(3)June 30, 2022 figure excludes the impact of the acquisition of Garvey.

Columbus McKinnon Sales Increased 7% for First Quarter Fiscal Year 2024

August 2, 2023
COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Profit
($ in thousands)

	Three Months Ended
	June 30, 2023	June 30, 2022
GAAP gross profit	$86,649	$82,519
Add back (deduct):
Business realignment costs	196	—
Non-GAAP adjusted gross profit	$86,845	$82,519

Sales	$235,492	$220,287

Gross margin - GAAP	36.8%	37.5%
Adjusted gross margin - Non-GAAP	36.9%	37.5%

Adjusted gross profit is defined as gross profit as reported, adjusted for certain items. Adjusted gross profit is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP, and may not be comparable with the measures as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information, such as adjusted gross profit, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year's gross profit to the historical periods' gross profit, as well as facilitates a more meaningful comparison of the Company’s gross profit to that of other companies.

Columbus McKinnon Sales Increased 7% for First Quarter Fiscal Year 2024

August 2, 2023
COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Income from Operations to Non-GAAP Adjusted Income from Operations
($ in thousands)

	Three Months Ended
	June 30, 2023	June 30, 2022
GAAP income from operations	$21,448	$22,817
Add back (deduct):
Acquisition deal and integration costs	2,587	86
Business realignment costs	375	1,657
North American warehouse consolidation	117	—
Headquarter relocation costs	1,228	—
Non-GAAP adjusted income from operations	$25,755	$24,560

Sales	$235,492	$220,287

Operating margin - GAAP	9.1%	10.4%
Adjusted operating margin - Non-GAAP	10.9%	11.1%

Adjusted income from operations is defined as income from operations as reported, adjusted for certain items. Adjusted income from operations is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP, and may not be comparable with the measures as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information, such as adjusted income from operations, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year's income from operations to the historical periods' income from operations, as well as facilitates a more meaningful comparison of the Company’s income from operations to that of other companies.

Columbus McKinnon Sales Increased 7% for First Quarter Fiscal Year 2024

August 2, 2023
COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Net Income and Diluted Earnings per Share to
Non-GAAP Adjusted Net Income and Diluted Earnings per Share
($ in thousands, except per share data)

	Three Months Ended
	June 30, 2023	June 30, 2022
GAAP net income (loss)	9,275	8,391
Add back (deduct):
Amortization of intangibles	6,877	6,535
Acquisition deal and integration costs	2,587	86
Business realignment costs	375	1,657
North American warehouse consolidation	117	—
Headquarter relocation costs	1,228	—
Normalize tax rate (1)	(2,569)	3,269
Non-GAAP adjusted net income	17,890	19,938

Average diluted shares outstanding	28,906	28,699

Diluted income (loss) per share - GAAP	$0.32	$0.29

Diluted income per share - Non-GAAP	$0.62	$0.69

(1) Applies a normalized tax rate of 25% in fiscal 2024 and 22% in fiscal 2023 to GAAP pre-tax income and non-GAAP adjustments above, which are each pre-tax.

Adjusted net income and diluted EPS are defined as net income and diluted EPS as reported, adjusted for certain items, including amortization of intangible assets, and also adjusted for a normalized tax rate. Adjusted net income and diluted EPS are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP, and may not be comparable with the measures used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information, such as adjusted net income and diluted EPS, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year's net income and diluted EPS to the historical periods' net income and diluted EPS, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies. The Company believes that representing adjusted EPS provides a better understanding of its earnings power inclusive of adjusting for the non-cash amortization of intangible assets, reflecting the Company’s strategy to grow through acquisitions as well as organically.

Columbus McKinnon Sales Increased 7% for First Quarter Fiscal Year 2024

August 2, 2023
COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA
($ in thousands)

	Three Months Ended
	June 30, 2023	June 30, 2022
GAAP net income (loss)	$9,275	$8,391
Add back (deduct):
Income tax expense (benefit)	3,394	8,893
Interest and debt expense	8,625	6,203
Investment (income) loss	(543)	430
Foreign currency exchange (gain) loss	483	1,203
Other (income) expense, net	214	(2,303)
Depreciation and amortization expense	10,890	10,469
Acquisition deal and integration costs	2,587	86
Business realignment costs	375	1,657
North American warehouse consolidation	117	—
Headquarter relocation costs	1,228	—
Non-GAAP adjusted EBITDA	$36,645	$35,029

Sales	$235,492	$220,287

Net income (loss) margin - GAAP	3.9%	3.8%
Adjusted EBITDA margin - Non-GAAP	15.6%	15.9%

Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation, amortization, and other adjustments. Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP, and may not be comparable with the measures as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information, such as adjusted EBITDA, is important for investors and other readers of the Company’s financial statements.